Exhibit 5.2

December 12, 2012

Aleris International Inc.

25825 Science Park Drive

Suite 400

Cleveland, Ohio 44122-7392

Ladies and Gentlemen:

We have acted as special counsel in the State of Ohio in connection with reviewing the authorization of the Exchange Note Guarantee (defined below) by ETS Schaefer, LLC, an Ohio limited liability company (the “Subsidiary Guarantor”) and indirect subsidiary of Aleris International, Inc., a Delaware corporation (“Aleris”).

Aleris issued $500,000,000 of 7 7/8% Senior Notes due 2020 ( the “Original Notes”) pursuant to an indenture dated as of October 23, 2012, as supplemented by the First Supplemental Indenture dated as of December 12, 2012 (together, the “Indenture”) in a private offering pursuant to Rule 144A and/or Regulation S under the Securities Act of 1933, as amended (the “Act”). The Subsidiary Guarantor, among others, guaranteed the Original Notes (the “Original Note Guarantee”) pursuant to the terms of the Indenture. Aleris intends to effect an exchange offer (the “Exchange Offer”) to exchange the Original Notes and the Original Note Guarantee for notes (the “Exchange Notes”) and guarantee (the “Exchange Note Guarantee”), and in connection therewith, to file a Registration Statement with the Securities and Exchange Commission (the “Commission”) on Form S-4 on the date hereof (the “Registration Statement”).

As the basis for the conclusions expressed in these opinions, we have made such investigations as we deem necessary or appropriate and have reviewed and relied upon the following:

A. the Registration Statement and the preliminary prospectus included therein;

B. an executed copy of the Indenture;

C. the form of the Original Notes;

D. the form of the Exchange Notes;

December 12, 2012

E. a copy of the Articles of Organization for a Domestic Limited Liability Company of the Subsidiary Guarantor (the “Articles”);

F. a copy of the resolutions of the Subsidiary Guarantor, among others, which resolutions were duly adopted by the Board of Directors of the sole member of the Subsidiary Guarantor on October 10, 2012 (the “Authorizing Resolutions”) relating to the Original Note Guarantee and the Exchange Note Guarantee;

G. a Certificate of Officer of the Subsidiary Guarantor (the “Officer’s Certificate”) certifying as to the Articles, Operating Agreement of the Subsidiary Guarantor together with any and all amendments thereto then in effect and the Authorizing Resolutions; and

H. such applicable statutes and regulations of the State of Ohio as we deemed necessary under customary practice to enable us to render the opinions contained herein.

In our examinations of the foregoing, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In addition, we have assumed, and without independent investigation have relied upon, the factual accuracy of the representations, warranties and other information contained in the items we examined.

Based on and subject to the foregoing, and further subject to the comments, assumptions, exceptions, qualifications and limitations set forth below, we are of the opinion that:

1. The Subsidiary Guarantor validly exists as a limited liability company and is in full force and effect under the law of the State of Ohio.

2. The Subsidiary Guarantor has the limited liability company power and authority to execute and deliver the Exchange Note Guarantee and to perform its obligations thereunder.

3. The Exchange Note Guarantee, including the execution and delivery thereof, has been duly authorized by the Subsidiary Guarantor, and the Indenture has been authorized, executed and delivered by the Subsidiary Guarantor.

The opinions expressed herein are further based on and subject to the comments, assumptions, limitations, qualifications and exceptions set forth below:

(a) We express no opinion as to the laws of any jurisdiction other than the laws of the State of Ohio.

(b) In rendering the opinion set forth in paragraph 1 above with respect to the existence and full force and effect of the Subsidiary Guarantor, we have relied solely on a certificate of full force and effect, dated December 5, 2012, issued by the Secretary of State of the State of Ohio that this firm reviewed.

December 12, 2012

(c) In rendering the opinion set forth in paragraph 3 above with respect to the execution and delivery of the Indenture, this firm has relied solely on the Officer’s Certificate as to the execution and delivery of the Indenture.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, this firm does not admit that it is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Furthermore, Fried, Frank, Harris, Shriver & Jacobson LLP may rely on this opinion, as if it were addressed to them, in rendering their opinion that is being filed as Exhibit 5.1 to the Registration Statement.

This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date hereof and we undertake no obligations to supplement this letter if any applicable law changes after such date or if we become aware of any facts that might change the opinions expressed herein after such date or for any other reason.

Sincerely,

/s/    Baker & Hostetler LLP

Baker & Hostetler LLP